Exhibit 99.1

TO:	Directors and Executive Officers and Insiders

FROM:	Kristen A. Johnson, SVP, HR & OD

DATE:	October 2, 2006

RE:	Notice Re Blackout Period with Respect to the Rockville Bank 401(k) Plan

          As you may know, Section 306 of the Sarbanes-Oxley Act of 2002 generally prohibits any Director or Executive Officer or another other “Insider” of an issuer of publicly held securities from conducting trades in those securities during any period when the ability of beneficiaries or other participants in a benefit plan of the issuer to engage in trades in such securities is suspended (a “Blackout Period”). Rule 104 of the Securities and Exchange Commission’s Regulation BTR requires that the issuer provide notice to its Directors and Executive Officers and any other “Insiders” of any such plan Blackout Period.
     This is to advise you that we are planning such a Blackout Period under the Rockville Bank 401(k) Plan (the “Plan”) for the period beginning on November 1, 2006 and expected to end on November 15, 2006. During the Plan Blackout Period, you are prohibited from conducting any trades in the Company’s common stock.
     The timing of this Blackout Period was designed to coincide with the regular quarterly blackout period required under Section G.1. of the Company’s Insider Trading rules. The regular insider blackout periods begin 15 days prior to the end of each calendar quarter and ends on the second business day following the public announcement of the Company’s quarterly earnings. We currently expect to announce the Company’s 2006 third quarter earnings on or about

November 14, 2006. Accordingly, the regular quarterly insider trading blackout should end one day after the expected end of the 401(k) Plan Blackout Period.
     Attached to this memorandum is a copy of the Notice being sent to Plan beneficiaries, which Notice describes the reasons for the Blackout Period, a description of the plan transactions to be suspended and a toll free telephone number to call to determine whether the Plan Blackout Period has started or ended. Of course, you can always contact Kristen Johnson at (860) 291-3617, if you have any questions about the Plan’s Blackout Period.

Important Notice Concerning Your Rights
Under the Rockville Bank 401(k) Plan
October 2, 2006
1. This notice is to inform you that the Rockville Bank 401(k) Plan is changing one of its trustees on November 1, 2006 from State Street Bank and Trust Company to The Charles Schwab Trust Company. In connection with the change in trustees, the Plan is making changes in some of the funds available for investment under the Plan beginning November 1, 2006. Attached to this Notice is an Investment Matrix showing the current funds offered under the Plan and the new funds that will be offered beginning November 1, 2006. If you have any portion of your account invested in the Alliance Growth & Income Fund, the Fidelity Advisor Dividend Growth Fund, the Fidelity Advisor Mid-Cap Growth Fund or the Federated Ultrashort Bond Fund, those assets will be transferred directly or “mapped” to the following new funds: American Funds Fundamental Investors, Davis NY Venture, Columbia Acorn Fund and Met Life Stable Value Fund, respectively, as shown on the attached Investment Matrix. If you have invested any portion of your account in the Russell LifePoints Strategies – Class E lifestyle funds, those assets will be mapped to the Russell LifePoints Strategies — Class R2 lifestyle funds, which have the same expenses and structure as the Class E funds but different ticker symbols and CUSIP numbers as noted on the attached Investment Matrix.
2. As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan from the Plan, or obtain a distribution from the Plan. This period, during which you are unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan. Please note that all participants in the Plan will be affected by the blackout, not just those who have invested in one of the funds that is being eliminated and whose assets will be mapped to the new funds as described in the attached Investment Matrix.
3. The blackout period for the plan will begin on November 1, 2006 and is expected to end on November 15, 2006. During these 15 days, you can determine whether the blackout period has started or ended by calling toll-free 1-800-457-1245, x290.
4. During the blackout period, you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.
5. If you have any questions concerning this notice, you should contact Kristen A. Johnson, Senior Vice President — Human Resources and Organizational Development Officer, Rockville Bank, 1645 Ellington Road, South Windsor, CT 06074 at (860) 291-3617 or kjohnson1@rockvillebank.com.